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                                                                     Exhibit 5.1


                     [LETTERHEAD OF CLIFFORD CHANCE US LLP]


                                                     DIRECT TEL  +1 212 878 8000
                                                     DIRECT FAX  +1 212 878 8375


June __, 2004

Lennar Corporation
700 N.W. 107th Avenue
Miami, Florida  33172

Ladies and Gentlemen:

      We have acted as counsel for Lennar Corporation (the "Company") in connection with a registration statement on Form S-4 (the "Registration Statement") relating to a proposed offer by the Company to exchange $300,000,000 aggregate principal amount of Senior Floating-Rate Notes due 2009, Series B ("New Notes") of the Company for a like amount of previously issued Senior Floating-Rate Notes due 2009 ("Initial Notes"). The New Notes will be issued pursuant to the Eighth Supplemental Indenture dated as of June _, 2004, to the indenture dated December 31, 1997, between the Company and J.P. Morgan Trust Company, N.A. (as successor to First National Bank of Chicago, N.A.) as trustee.

      Based on the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that when New Notes are issued in exchange for Initial Notes in the manner set forth in the Registration Statement, the New Notes and the guarantees of the New Notes will be binding obligations of the Company and the guarantors respectively.

      We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP